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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Telmex Financial Ventures, LLC ("TFV")
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                      1105 North Market Street, Suite 1300
--------------------------------------------------------------------------------
                                    (Street)

                              Wilmington, DE 19801
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Prodigy Communications Corporation (PRGY)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     September/2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01   9/1/2000       P              30,000      A     7.45312    12,513,200        D
per share ("Class A Common Shares")
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                   9/5/2000       P              20,000      A     7.78130    12,513,200        D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                  9/6//2000       P               3,000      A     7.56250    12,513,200        D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                   9/8/2000       P              23,000      A     7.65630    12,513,200        D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the Form is filed by more than one  Reporting  Person,  see  Instruction
   4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: See attached Exhibit to Form 4, which is hereby incorporated herein by reference.

  ** Intentional misstatements or omissions of facts constitute Federal
     Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                Exhibit to Form 4

Name and Address of Additional Reporting Persons:

Telefonos de Mexico, S.A. de C.V. ("Telmex") with the following address:

Parque Via 190
Oficina 1016
Colonia Cuauhtemoc 06599
Mexico, D.F., Mexico

Carso Global Telecom, S.A. de C.V. ("CGT") with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec 11000
Mexico, D.F., Mexico

Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family") and each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec 11000
Mexico, D.F., Mexico

Explanation of Responses:

During the month of September, Telmex did not effect any transactions subject to
Section 16 of the U.S. Securities Exchange Act, as amended (the "Exchange Act"). As of September 30, 2000, Telmex had indirect beneficial ownership of the 12,513,200 Class A Common Shares directly owned by its wholly-owned subsidiary, TFV.

During the month of September, CGT did not effect any transactions subject to
Section 16 of the Exchange Act. As of September 30, 2000, CGT directly owned 29,396,911 Class A Common Shares. CGT may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust, which owns a majority of Telmex's outstanding regular-voting securities. By virtue of this relationship, CGT may be deemed to have indirect beneficial ownership of the 12,513,200 Class A Common Shares beneficially owned indirectly by Telmex and directly by TFV.

During the month of September, the Slim Family did not effect any transactions subject to Section 16 of the Exchange Act. The Slim Family beneficially owns a majority of the outstanding voting equity securities of CGT and thus may be deemed to control CGT. By virtue of this relationship, each member of the Slim Family may be deemed to have indirect beneficial ownership of the (i) 12,513,200 Class A Common Shares beneficially owned indirectly by Telmex and directly by TFV; and (ii) 29,396,911 Class A Common Shares owned directly by CGT.

                                 Signature Page
                                 --------------



         -----------------------------
         Carlos Slim Helu

         -----------------------------
         Carlos Slim Domit                        By:/s/ Eduardo Valdes Acra
                                                     ---------------------------
         -----------------------------               Eduardo Valdes Acra
         Marco Antonio Slim Domit                    Attorney-in-Fact
                                                     October 10, 2000
         -----------------------------
         Patrick Slim Domit

         -----------------------------
         Maria Soumaya Slim Domit

         -----------------------------
         Vanessa Paola Slim Domit

         -----------------------------
         Johanna Monique Slim Domit


         TELEFONOS DE MEXICO, S.A. DE C.V.


         -----------------------------
         By: Adolfo Cerezo Perez
         Title: Chief Financial Officer
         CARSO GLOBAL TELECOM, S.A. DE C.V.


         -----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact
         TELMEX FINANCIAL VENTURES, LLC


         -----------------------------
         By: Alfonso Lara Lopez
         Title: Manager

         -----------------------------
         By: Roberto Isaac Rodriguez
         Title: Manager

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






September 7, 2000                             /s/ CARLOS SLIM HELU
                                              --------------------
                                              Carlos Slim Helu

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






September 7, 2000                             /s/ CARLOS SLIM DOMIT
                                              ---------------------
                                              Carlos Slim Domit

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 September 7, 2000                            /s/ MARCO ANTONIO SLIM DOMIT
                                              ----------------------------
                                              Marco Antonio Slim Domit

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






September 7, 2000                             /s/ PATRICK SLIM DOMIT
                                              ----------------------
                                              Patrick Slim Domit

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 September 7, 2000                            /s/ MARIA SOUMAYA SLIM DOMIT
                                              ----------------------------
                                              Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






 September 7, 2000                            /s/ VANESSA PAOLA SLIM DOMIT
                                              ----------------------------
                                              Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.






September 7, 2000                           /s/ JOHANNA MONIQUE SLIM DOMIT
                                            ------------------------------
                                            Johanna Monique Slim Domit

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                            CARSO GLOBAL TELECOM, S.A. DE C.V.


September 7, 2000                           /s/ EDUARDO VALDES ACRA
                                            -----------------------
                                            By: Eduardo Valdes Acra
                                            Title: Attorney-in-Fact

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                            TELEFONOS DE MEXICO, S.A. DE C.V.


September 7, 2000                           /s/ ADOLFO CEREZO PEREZ
                                            -----------------------
                                            By: Adolfo Cerezo Perez
                                            Title: Chief Financial Officer

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of Class A Common Stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corporation, a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint each of EduardoValdes Acra, Adolfo Cerezo Perez and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and any other document or exhibit relating thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                         TELMEX FINANCIAL VENTURES, LLC




September 7, 2000                           /s/ ALFONSO LARA LOPEZ
                                            ----------------------------
                                            By: Alfonso Lara Lopez
                                            Title: Manager


                                            /s/ ROBERTO ISAAC RODRIGUEZ
                                            ----------------------------
                                            By: Roberto Isaac Rodriguez
                                            Title: Manager

                             Joint Filing Agreement

         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 7th day of September, 2000, by and between Mr. Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Carso Global Telecom, S.A. de C.V., Telefonos de Mexico, S.A. de C.V. and Telmex Financial Ventures, LLC.

         The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Form 3, 4 or 4 or
Schedule 13D or 13G and any and all amendments thereto and any other document or exhibit relating thereto (including any joint filing agreement) (collectively, the "Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Prodigy Communications Corporation. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         Carlos Slim Helu

         -----------------------------
         Carlos Slim Domit                         By: /s/ Eduardo Valdes Acra
                                                       -------------------------
         -----------------------------                 Eduardo Valdes Acra
         Marco Antonio Slim Domit                      Attorney-in-Fact
                                                       September 7, 2000
         -----------------------------
         Patrick Slim Domit

         -----------------------------
         Maria Soumaya Slim Domit

         -----------------------------
         Vanessa Paola Slim Domit

         -----------------------------
         Johanna Monique Slim Domit


         CARSO GLOBAL
         TELECOM, S.A. DE C.V.

         -----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -----------------------------
         By: Adolfo Cerezo Perez
         Title: Chief Financial Officer

         TELMEX FINANCIAL VENTURES, LLC

         -----------------------------
         By: Alfonso Lara Lopez
         Title:  Manager

         -----------------------------
         By: Roberto Isaac Rodriguez
         Title: Manager